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                                                                   Exhibit 2.20

                                EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement") dated November 1, 1998, between MLC Enterprises, Inc., a Texas corporation ("Company"), and Michael L. Moore, a Texas resident ("Employee"), evidences that, in consideration of the mutual covenants and agreements contained herein, the Company hereby employs Employee and Employee hereby accepts such employment and agrees to perform the services specified herein upon the terms and conditions set forth in this Agreement.

1.   DUTIES AND RESPONSIBILITIES.  During the Term of Employment (as defined in
Section 2), Employee shall:

     (a) serve as the Managing Director of the Company promoting the products and services offered by the Company for sale, subject in all events to the direction and control of the board of directors of the Company;

     (b) serve in such other capacities, perform such other services and have such duties and responsibilities with the Company and its affiliates and subsidiaries as are assigned to Employee, subject in all events to the direction and control of the board of directors of the Company. To the extent that Employee is requested to perform services and/or is assigned duties and responsibilities with an affiliate of the Company, Employee shall be entitled to additional compensation. To the extent that the Company and Employee are unable to agree on such additional compensation, Employee may decline to perform duties or services for an affiliate of the Company;

     (c) be a full-time employee of the Company, subject to Employee's obligations to Flameout Design & Fabrication, Inc. as detailed in paragraph 6
(b), and devote Employee's full business time, attention, efforts and energy to the affairs of the Company, subject to Employee's right to vacations as provided herein, and subject to absences on account of temporary illness;

     (d) faithfully, diligently, competently and to the best of Employee's ability perform all duties incident to Employee's employment hereunder;

     (e)  use Employee's best efforts to promote the interests of the Company;
and

2. TERM OF EMPLOYMENT. The "Term of Employment" as used in this Agreement shall means the three year period commencing on November 13, 1998 ("Effective Date"). The Term of Employment shall be earlier terminated as follows:

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     (a)  Should Employee die, the Term of Employment shall be terminated upon
Employee's death.

     (b) Should Employee become disabled and should Employee's disability exceed the period of paid leave plus twelve unpaid work weeks during any twelve month period, the Term of Employment may, at the option of the Company, be terminated by the Company upon ten days written notice to Employee.

     (c) Should Employee (i) violate any of the terms and provisions of this Agreement or otherwise fail to satisfactorily perform any obligation due to the Company hereunder or otherwise, (ii) engage in misrepresentation, dishonesty, embezzlement, fraud or disloyalty in matters affecting the Company or the employment relationship or usurpation of a benefit that rightfully belongs to the Company, (iii) be negligent with respect to matters involving or affecting the Company or the duties and responsibilities of Employee to the Company, or
(iv) engage in any crime (other than minor traffic violations), the Term of Employment, at the option of the Company, may be terminated by the Company immediately upon written notice to Employee. Any such termination by virtue of this Section 2(c) shall be deemed "for cause" and shall not prejudice any remedy that the Company may have at law, in equity, or under this Agreement for breach hereof by Employee.

     3. DISABILITY. If, because of illness or otherwise, Employee should become physically or mentally disabled and is therefore unable to perform Employee's duties hereunder, Employee shall be entitled to such paid temporary leaves of absence as may be in the Company's policies and procedure. Should the duration of any such disability exceed the Company's period of paid leave, Employee shall be entitled to unpaid leave of up to twelve work weeks during any twelve month period. Should Employee's disability exceed the period of paid leave plus twelve unpaid work weeks during any twelve month period, Employee may be subject to termination at the sole discretion of Company.

     4.   COMPENSATION.  As compensation ("Compensation") for Employee's
services, during the     Term of Employment, the Company shall pay the following
compensation or provide the following benefits, as the case may be, to Employee:

     (a)  DRAW AGAINST COMMISSIONS.   Company shall allow Employee a draw
against commissions in the amount of Sixty Thousand and No/100 Dollars ($60,000.00) per year, payable bi-weekly in equal installments.

     EXPENSES.  Employee shall be responsible for all expenses   incurred by
Employee in generating sales on behalf of Company.

     COMMISSION.   Employee shall be entitled to a commission of six percent
(6%) of the Gross

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Profits on sales generated by Company and received by Company as hereinafter defined.

     Gross Profits Received shall be equal to gross revenue ACTUALLY RECEIVED during the contract term on sales generated by Company, adjusted to reflect all costs other than General and Administrative expenses, together with any backcharges, discounts, reductions or rebates associated with the sales generating such revenue.

               Commissions less accumulated draws due shall be paid on the 15th day of the next calendar month following receipt of payment by Company.

     (b) Coverage for Employee under group medical, life, accidental death, long-term disability, and dental insurance policies provided by the Company, if any, all on such terms as the Company extends to its employees from time to time. Employee shall not be entitled to be paid any additional cash Compensation for accrued, unused sick leave, if any.

     (c) Prior Commissions. Prior to execution of this Agreement Employee has accrued unpaid commissions in the amount of $250,000.00 owed by Company to Employee. Upon Execution of this Agreement, Employee shall receive the amount of $63,438.14 cash and title to a 1999 Chevrolet Suburban free and clear of any liens, which the parties agree has a value of $36,561.86. The balance due in the amount of $150,000.00, which shall not bear interest, shall be due and payable as follows:

     February 1, 1999    $ 25,000.00
     May 1, 1999           25,000.00
     August 1, 1999        25,000.00
     November 1, 1999      25,000.00
     February 1, 2000      25,000.00
     May 1, 2000           25,000.00

     The February 1, 1999 and May 1, 1999 payments shall be made irregardless of the Company's Accumulated Profits. The remaining payments shall be made only to such extent as the Company has Accumulated Profits that exceed the amount of all cumulative payments made to the Employee pursuant to this paragraph including the February 1, 1999 and May 1, 1999 payments. Should the Company fail to have Accumulated Profits sufficient to make any such payment, such payments will be deferred until such as the Company has accumulated profits to make the payment.

     Company may prepay this amount in whole or in part, without penalty, at any time.

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     In consideration of this sum, Employee does hereby Release and Discharge
Company from any claim for compensation in any form, be it salary, commissions, bonus or otherwise arising out of Employee's employment and/or ownership with/of Company prior to November 1, 1998.

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     5.   TERMINATION PAYMENTS.  In the event of termination of the Term of
Employment, whether by action of the Company, Employee or by mutual agreement, voluntary or involuntary, the Company shall no longer be obligated to make any payments of any kind to Employee, except for accrued unpaid commissions and commissions for orders booked prior to the date of termination and paid following the date of termination, if any, which payments shall be paid in the same manner as setforth above. Upon any termination, Employee shall pay the Company any amounts owed by Employee to the Company by reason of the breach hereof or otherwise and the Company shall be entitled to offset against any amounts owed to Employee any amounts owed by Employee to the Company or any of its subsidiaries or affiliates, whether under this Agreement or otherwise, without prejudice to any other rights or remedies of the Company or its subsidiaries or affiliates available at law or equity.

     6.   NON-COMPETITION COVENANT.

     (a) Except as provided in paragraph 6 (b), Employee represents that Employee is subject to no obligation to any third party that would restrict or interfere with Employee's ability to perform hereunder. Employee agrees that from the date hereof and for the one year period following the termination of the Term of Employment ("Covenant Trigger"), whether by action of the Company, Employee, or by mutual agreement, voluntary or involuntary, other than by violation of this agreement by the Company, Employee will not, directly or indirectly, (i) own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by, or otherwise engage in or become interested in or be connected in any manner with any business located in the United States of America which offers goods or services of the type offered by the Company ("Competing Business"), (ii) solicit, on behalf of Employee or any business in the same or similar business as that engaged in by the Company ("Competing Business"), any person or entity that has been a customer of the Company, either directly or indirectly through a broker or otherwise, at any time during the two year period preceding the Covenant Trigger ("Company Customer"), to purchase or otherwise acquire or use any products or services of the same or similar nature as products or services offered by the Company, (iii) solicit any person who, at any time within the two year period preceding the Covenant Trigger, has been an employee of the Company ("Company Employee"), except a Company Employee who was terminated by the Company, to become an employee of Employee or any Competing Business. Employee shall not be deemed to be so competing solely by reason of purchasing stock of companies listed on the New York Stock Exchange, the American Stock Exchange, or quoted on the National Association of Securities Dealers Automatic Quotation System (NASDAQ), provided that Employee's direct and beneficial ownership of any class of securities in any of such entities is less than 5% of the aggregate number of outstanding units, interests or shares of such class of securities. The term "solicit" as used herein shall refer, in addition to its common usages, to communications or transactions with intent to violate this paragraph whether initiated by Employee or a third party. All parties acknowledge that the restrictions and restraints contained in

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this covenant are reasonable.  Should any court of competent jurisdiction determine that, consistent with the established precedent of the forum jurisdiction, the public policy of such jurisdiction requires a more limited restriction, duration, nature of restricted activity, or any combination thereof, it would be in furtherance of the intentions of the parties hereto for the court to so interpret and construe the terms of this Section 6 to apply only to the extent of such limited restriction. In the event of a breach of this covenant the running of the non-competition period herein provided shall be tolled for the duration of such breach. In the event of any breach or attempted or threatened breach of this covenant any aggrieved party shall have the right in addition to all other rights and remedies at law and in equity, to obtain an injunction prohibiting such breach or attempted or threatened breach and commanding compliance with this covenant merely by proving the existence of such breach or threatened or attempted breach, and without the necessity of proving irreparable harm or inadequacy of legal remedies.

     (b) Company acknowledges that Employee is an officer, director and shareholders of Flameout Design & Fabrication, Inc., (Flameout), that Employee has obligations to Flameout, and that Flameout has in the past engaged in the same or similar business as that engaged in by the Company. The Company agrees that Employee may engage in such corporate governance activity as is necessary to keep Flameout as an active corporation for the purpose of pursuing the litigation in Cause No. 01-98-00543-CV; Flameout Design & Fabrication, Inc., Appellant v. Pennzoil Caspian Corporation, Pennzoil Corporation and Pennzoil Exploration and Production Company, Appellees; In the Court of Appeals for the First District of Texas at Houston, Texas. Such governance activity shall not constitute a violation of paragraph 6(a). Employee agrees not to engage in any other activity for Flameout other than the activity specifically described herein.

     7. CONFIDENTIALITY OF INFORMATION. Employee acknowledges that Employee has had and will have access to certain confidential information of the Company or its subsidiaries or affiliates, including, without limitation, product designs, employee lists, customer lists, supplier lists, manuals, forms, documentation, data, trade secrets, specifications, methods, procedures, systems, plans, techniques, know-how, plans, and computer programs ("Information") and that such Information constitutes valuable, special and unique assets of the Company or such other entities. Employee will cause the Information obtained by Employee to be treated as strictly confidential. Employee shall not use or knowingly permit others to use any such Information in a manner detrimental to the Company or its subsidiaries or affiliates, or for Employee's own account and shall not directly or indirectly disclose any such Information to any person, firm, corporation, association or other entity for any reason or purpose, except to such parties to whom such information is furnished in the normal course of business under established policies approved by the Company, authorized representatives of the Company, or upon the written consent of the Company, or as required by law, or to a governmental agency pursuant to a valid subpoena or other order or pursuant to applicable governmental regulations, rules or statutes unless such

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information is otherwise available in the public domain.  For purposes hereof, authorized representatives of the Company shall be directors and officers of the Company to which such Information is furnished in the normal course of business under established policies approved by the Company. Employee further agrees that, upon termination of the Term of Employment, Employee will not take with Employee or retain, or disclose to others without written authorization from the Company, any Information, papers, files or other documents or copies thereof of any kind belonging to the Company or any of its subsidiaries or affiliates.

     The obligations of this Section 7 shall continue as to each item of such Information, both during and after termination of the Term of Employment, until the Company's competitors have become cognizant of such item of Information from published sources through no fault of or action by Employee.

     8. PROPRIETARY DEVELOPMENTS. Employee agrees promptly to fully disclose and assign and does hereby assign to the Company the entire right, title and interest throughout the world in and to all product formulations, inventions, improvements, discoveries, know-how, trade secrets, information, processes, machines, manufactures, compositions, apparatus or products ("Proprietary Information"), whether or not patentable, made or conceived or discovered or developed or reduced to practice, solely or jointly, by Employee during the Term of Employment that are related to the manufacture, distribution and sale of oil and gas products and industrial fire suppression systems (Company's Business):

     (a) Regardless of whether or not during working time chargeable to the Company, which relate in any manner to the Company's Business or are suggested by or to Employee or result from work performed by Employee for the Company or are made by the use of the Company's materials or equipment, or

     (b)  While on the Company's time pursuing Company's Business.

     It shall be presumed, subject to clear and convincing proof to the contrary, that all Inventions, whether or not patentable, relating to the Company's Business and developed by Employee during the six month period beginning on the date of termination of the Term of Employment were, for the purposes of this Agreement, conceived prior to the termination of the Term of Employment.

     Employee will cooperate with the Company in all lawful ways in order to carry into effect the provisions of this Section 8, including the execution of any papers or documents deemed by the Company to be desirable or necessary to enable the Company to apply for, secure and maintain patent or copyright protection thereon in the United States of America and in foreign countries

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including, but not limited to applications, assignments and other legal instruments.

     9. ENFORCEMENT. Employee acknowledges that the rights reserved to the Company under Sections 6, 7, and 8 hereof are necessarily of a special, unique and extraordinary nature and that the loss arising from a breach or threatened breach thereof cannot reasonably and adequately be compensated by money damages and will cause the Company to suffer irreparable harm and that a remedy at law for any breach thereof will be inadequate. Accordingly, Employee hereby agrees that the Company shall be entitled to injunctive or other extraordinary relief in case of any such breach or threatened breach, and without the necessity of proving irreparable harm or inadequacy of legal remedies, which shall, however, in no way limit any other rights, including the recovery of damages, which the Company may have at law or in equity. In addition, and without limitation of the foregoing or any other rights the Company may have at law or in equity, if Employee shall at any time before, during, or following the Term of Employment violate Sections 6, 7, and 8 or use any Confidential Information or Proprietary Information for Employee's personal benefit or the benefit of any third party, Employee agrees to pay to the Company immediately without demand seventy five percent of the gross receipts therefrom.

     10. NOTICES. All notices, requests, demands and other communications under this Agreement or any instrument contemplated hereby shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, first class, postage prepaid, return receipt requested, to the address of the respective parties hereto as shown under their names on the signature page hereof and shall be deemed given on the earlier of actual receipt (as evidenced by return receipt if mailed) or the date five days after mailing. Any party hereto may change his or its address for such notices by giving notice of such change pursuant to this Section 10.

     11. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and assigns and upon Employee and Employee's personal representatives and heirs. The provisions of Sections 5 through 18 hereof shall survive any termination of this Agreement. If the Company has or adopts an employee manual or policies of a similar nature that conflict with this Agreement the terms and provisions of this Agreement shall control.

     12. WAIVER. No failure to insist upon strict compliance with any provision hereof shall be deemed a waiver of such provision or any other provision hereof. No failure to exercise and no delay in exercising, on the part of the Company, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law or in any other agreement.

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     13.  GOVERNING LAW: VENUE. THIS AGREEMENT SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCEPT THOSE RELATING TO THE CONFLICT OF LAWS) AND SHALL BE PERFORMABLE IN HARRIS COUNTY. EACH PARTY HERETO SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS IN AND FOR THE SOUTHERN DISTRICT OF TEXAS IN CONNECTION WITH ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY DOCUMENT OR INSTRUMENT ENTERED INTO IN CONNECTION HEREWITH. ALL ACTIONS HEREUNDER MUST BE BROUGHT IN THE STATE COURTS OF HARRIS COUNTY, TEXAS OR THE FEDERAL COURTS IN AND FOR THE SOUTHERN DISTRICT OF TEXAS.

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     14.  SEVERABILITY.  If any provision of this Agreement, or the application thereof to any person or circumstance, is for any reason or to any extent, invalid or unenforceable, the remainder of the Agreement and the application of such provision to the other persons or circumstances shall not be affected thereby, but rather is to be enforced to the greatest extent permitted by law.

     15. ASSIGNMENT. The rights and interest of Employee under this Agreement including Employee's right to receive Employee's Compensation hereunder, may not be assigned, sold, transferred, pledged or hypothecated, nor may the duties and obligations of Employee hereunder be delegated. The rights and interests of the Company hereunder are freely assignable and delegable by the Company with Employees consent which shall not be unreasonably withheld.

     16. PRIOR AGREEMENTS SUPERSEDED. This Agreement constitutes the sole agreement of the parties hereto concerning the within subject matter and supersedes any prior understandings or written or oral agreements between the parties, SPECIFICALLY TERMINATING AND SUPERSEDING THE EMPLOYMENT AGREEMENT EXECUTED BY AND BETWEEN M L C ENTERPRISES, INC. D/B/A MARINE & INDUSTRIAL FIRE & SAFETY, COMPANY, AND MICHAEL L. MOORE, EMPLOYEE, DATED APRIL 28, 1998, A TRUE AND CORRECT COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT "A", respecting the within subject matter.

     17. CAPTIONS. The captions used in this Agreement are for convenience only and are not to be construed in interpreting this Agreement.

     18. AMENDMENT. This Agreement may be amended only by a written instrument signed by each party hereto.


     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

     Company:       MLC ENTERPRISES, INC.

     By:   /s/ William A. Coskey
           ------------------------
     Name: William A. Coskey
     Title: President

     Address: 600 Century Plaza, Bldg. 140
             Houston, Texas 77060



     Employee: /s/ Michael L. Moore
              ---------------------

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     Name: MICHAEL L. MOORE